EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Platinum Energy Resources, Inc.
Montvale, New Jersey

We hereby consent to use in the Prospectus constituting a part of this Registration Statement of our report dated April 2, 2007, relating to the relating to the consolidated balance sheets of Tandem Energy Holdings, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2006, which are contained in that Prospectus.

We hereby consent to use in the Prospectus constituting a part of this Registration Statements our report dated May 23, 2006, relating to the statements of revenues and direct operating expenses of the oil and gas properties purchased from Shamrock Energy Corporation for the five months ended May 31, 2005 and for the year ended December 31, 2004, which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Johnson Miller & Co. CPA’s, P. C.

Johnson Miller & Co. CPA’s, P. C.
Midland, Texas
February 14, 2008